Exhibit 12.4


DELUXE CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                         Year
                                         Ended                              Years Ended December 31,
                                         -----        --------------------------------------------------------------------
                                   December 31, 1998    1997        1996        1995        1994        1993        1992
                                   -----------------    ----        ----        ----        ----        ----        ----
Earnings
--------

Income from Continuing Operations
  before Income Taxes                   $246,540      $115,150    $118,765    $169,319    $246,706    $235,913    $324,783

Interest expense
(excluding capitalized interest)           8,273         8,822      10,649      13,099       9,733      10,070      15,371

Portion of rent expense under
long-term operating leases
representative of an interest factor      15,126        13,621      13,467      14,761      13,554      13,259      12,923

Amortization of debt expense                 122           122         121          84          84          84          84
                                            ----          ----        ----         ---         ---         ---          --

TOTAL EARNINGS                          $270,061      $137,715    $143,002    $197,262    $270,077    $259,326    $353,161


Fixed charges
-------------

Interest Expense
(including capitalized interest)           9,664      $  9,742    $ 11,978    $ 14,714    $ 10,492    $ 10,555    $ 15,824

Portion of rent expense under
long-term operating leases
representative of an interest factor      15,126        13,621      13,467      14,761      13,554      13,259      12,923

Amortization of debt expense                 122           122         121          84          84          84          84
                                            ----          ----        ----         ---         ---         ---          --

TOTAL FIXED CHARGES                     $ 24,912      $ 23,485    $ 25,566    $ 29,559    $ 24,130    $ 23,898    $ 28,831



RATIO OF EARNINGS
TO FIXED CHARGES:                           10.8           5.9         5.6         6.7        11.2        10.9        12.2
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